MERRILL LYNCH PACIFIC FUND

FILE # 811- 2661

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
6/8/2005	China Shenhua Energy	$1,373,000	$3,063,500,000

China Intl Capital

Deutsche Bank

Merrill Lynch

BNP Paribas

ICEA Capital Ltd

CITIC Capital Markets

DBS Asia Capital

First Shanghai Securities

Guangdong Securities

South China Securities

Tai Fook Securities